SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the registrant [x]
Filed by a party other than the registrant [  ]

Check the appropriate box:
[  ] Preliminary proxy statement
[  ] Definitive proxy statement
[x] Definitive additional materials
[  ] Soliciting material under Rule 14a-12
[  ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)

AUDIBLE, INC.

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[x]	No fee required.

[ ]	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, schedule or registration statement no.:

	(3)	Filing party:

	(4)	Date filed:

     I’m writing to you about an important upcoming Audible shareholder vote, to explain what it is and why I suggest you vote “Yes.” The vote will be taken at a Special Meeting of Stockholders which will be held on March 12, 2002.

     The issue to be considered at the meeting will be the approval of an amendment to Audible’s Certificate of Incorporation to increase the authorized shares of common stock from 50 million to 75 million. The reason why we need to increase our authorized shares of common stock is (1) to enable us to provide for the conversion of outstanding convertible securities (including warrants, options and the Series A preferred stock held by Microsoft) and (2) to give Audible the flexibility to issue common stock (or securities convertible into common stock) in the future (for financing, strategic deals etc.). Importantly, increasing the authorized shares of Audible will not immediately cause the number of common shares outstanding to increase to 75 million. Common shares outstanding will only increase when Audible decides to issue the shares for the reasons noted above. Additional information regarding this meeting and the vote can be found in our definitive proxy statement filed with the SEC (which can be found on the SEC’s web site at http://www.sec.gov and which was mailed to all of our stockholders).

     To successfully pass this resolution, at least 50% of the common shares outstanding must cast a vote in support of it. Because of the importance of casting your vote, I am writing to ensure you have the facts in hand when you receive the proxy card in the next 10 days.

     I’ll follow up with a call later this week to see if you have any questions.

     Sincerely,